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                                                                   Exhibit 99.1


                       CIT Commences Consent Solicitation

      $250,000,000 principal amount 6.625% Senior Debt Securities due 2005


LIVINGSTON, N.J.--February 18, 2003-- CIT Group Inc. (NYSE: CIT) announced today the commencement of a consent solicitation from the holders of its $250,000,000 principal amount of 6.625% Senior Debt Securities due 2005. The record date has been set as the close of business, February 14, 2003.

CIT is soliciting consents to conform the negative pledge provision in the indenture for these Senior Debt Securities to the negative pledge provision in all of CIT's other indentures governing CIT's currently outstanding registered public senior debt securities. This consent would provide CIT and its subsidiaries with greater flexibility in structuring financial transactions arising out of CIT's operating businesses.

CIT is offering a cash consent payment of $2.00 per $1,000 in principal amount of the Senior Debt Securities to all holders of record who consent (and do not revoke their consents) to the proposed amendment on or prior to February 28, 2003.

The consent payment is conditioned upon, among other things, the receipt of consents from holders of at least two-thirds in aggregate principal amount of the Senior Debt Securities. This consent solicitation expires at 5:00 p.m., EDT, on February 28, 2003, unless extended.

Lehman Brothers Inc. is serving as Solicitation Agent in connection with the consent solicitation. Questions regarding the terms of the consent solicitation may be directed to the Solicitation Agent at toll free: 800-438-3242 or local:
212-528-7581, Attention: Scott Macklin.

D.F. King & Co., Inc. is serving as Information Agent and Tabulation Agent. Questions regarding the delivery procedures for the consents and requests for additional copies of the consent solicitation statement or related documents may be directed to D.F. King at Toll Free: 800-848-2998, Attention: Terry Rodriguez.

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT holds leading positions in vendor financing, U.S. factoring, equipment and transportation financing, Small Business Administration loans, and asset-based and credit-secured lending. CIT, with its principal offices in New York City and Livingston, New Jersey has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.